EXHIBIT 10.1

                              AGREEMENT AND RELEASE
                              ---------------------

      CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND RELEASE.

      BY SIGNING THIS AGREEMENT AND RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

      This agreement ("Agreement"), made as of this 15th day of November, 2007, by and among The Bear Stearns Companies Inc. ("TBSCI"), Bear, Stearns & Co. Inc. ("BSC"), and each of their subsidiaries, affiliates, divisions and stockholders, and each of their respective past and present officers, directors, employees and agents, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as "Bear Stearns" or the "Firm"), with its principal place of business at 383 Madison Avenue, New York, New York 10179, and Warren Spector ("Employee"), his heirs, executors, administrators, agents, successors, assigns and dependents.

      WHEREAS, Employee is an employee and Senior Managing Director of Bear Stearns; and

      WHEREAS, Bear Stearns and Employee (the "Parties") each desire an amicable cessation of the employee relationship; and

      WHEREAS, the Parties desire to set forth understandings and arrangements regarding Employee's work duties, obligations and rights during the period from the date of August 5, 2007 to close of business Friday, December 28, 2007 (the "Transition Period"), and to set forth certain understandings and arrangements thereafter;

      NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee and Bear Stearns hereby agree as follows:

      1. The Parties acknowledge that Employee shall and did resign all his positions of officership, directorship and committee memberships from all Bear Stearns entities effective Sunday, August 5, 2007, including as a member of the Executive Committee of TBSCI and as a member of the Management and Compensation Committee of TBSCI, and, inter alia, from the Boards of Directors of TBSCI and BSC, remaining however as an employee and a Senior Managing Director through the latest date of close of business December 28, 2007. During the Transition Period, Employee's employment status remains as an employee-at-will, meaning that Employee or the Firm may end employment prior to

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December 28, 2007 with or without Cause. During the Transition Period, Employee is and was bound by all laws, rules, regulations and policies applicable to the Firm including the Code of Conduct, and represents now that he has acted in accordance with said laws, rules, regulations, Code and policies. The Firm agrees, however, that it waives its rights to terminate Employee during the Transition Period unless it is discovered that Employee has violated in the past, or violates in the future, a material law or a material rule, regulation or policy of the Firm, including the Code of Conduct, or a material term of this Agreement, including but not limited to the duty to cooperate and the covenants of confidentiality, non-disparagement, and non solicitation; in the unlikely event of such an act, then the Firm will have the right to terminate Employee during the Transition Period and this termination shall be for Cause; if Employee is terminated for Cause, he will be treated in that respect for all plans. The Firm is not currently aware of facts that constitute grounds to terminate Employee for Cause pursuant to this paragraph.

      2. August 5, 2007 may be referred to as the "End Date"; close of business Friday, December 28, 2007 shall be referred to as the "Last Date," unless Employee resigns on an earlier date per paragraph 1 above, in which case there may be an earlier "Resignation Date," or if Employee is terminated employment for Cause, in which case the last date of employment will be a "Termination Date". The date ten days after Bear Stearns' receipt back of this Agreement and Release, fully executed by Employee (provided that there has been no revocation in the statutory seven (7) day period post execution by Employee), shall be the "Effective Date."

      In consideration for Employee's execution of this agreement, which includes the annexed general release (collectively, the "Agreement"), and in consideration of the Employee's release of any claims against Bear Stearns, provided that there is no revocation of this Agreement by Employee within the seven (7) day period immediately post execution (said revocation required to be in a writing and delivered within said seven (7) day period to Bear Stearns,
Attn.: Michael Solender), and in full and complete consideration for Employee's promises, covenants and agreements set forth herein, the Firm agrees to the following:

      3. Bear Stearns shall continue to make regular payroll payments to Employee in the usual bi-weekly "SMD" amounts through the earlier of Last Date, Resignation Date or Termination Date as applicable.

      4. Options

      For purposes of the Option Plans as defined herein, the Compensation Committee is authorizing "termination without Cause" treatment for Employee, who was a member of Executive Committee,

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provided this Agreement is executed and not revoked. Employee will continue to be treated in accordance with, and be subject to, the applicable Stock Award Plans and the applicable "Terms and Conditions of Stock Option Awards Granted to Employee (the "Participant") under The Bear Stearns Companies Inc. Stock Award Plans," as Amended and Restated, under which each option grant was awarded. Thus, Employee's 2004 Options will vest on December 28, 2007 if Employee is an employee in Good Standing on that date as that term is defined in the plan documents. Accordingly, it is required that Employee will execute and not revoke and will adhere to this Agreement in order to get the treatment as set forth in this paragraph. Any of Employee's Options not exercised by Employee within the applicable exercise period shall be cancelled. Notwithstanding the foregoing, if during the applicable exercise period, Employee fails to comply with Sections 6(a)(ii) (Confidentiality Requirement) 6(a)(iii) (Non-Disparagement Requirement), 6(a)(iv) (Cooperation Requirement) or 6(a)(v)(B) (Employee Non-Solicitation Requirement, as amended by this Agreement to refer to employees except Sandra Collins, certain consultants, independent contractors and certain recruits of the Firm only) of the Terms and Conditions Documents, Employee's right to exercise Employee's Options shall be cancelled as of the initial date of any such failure.

      5. For purposes of the Capital Accumulation Plan ("CAP"), the Compensation Committee is authorizing "termination without Cause" treatment. To the extent Employee was granted any awards of Capital Accumulation Plan ("CAP") Units under The Bear Stearns Companies Inc. Capital Accumulation Plan for Senior Managing Directors, as Amended and Restated (the "CAP Plan"), Employee's CAP Units grant(s) will continue to be treated in accordance with, and be subject to, the CAP Plan and the applicable "Terms and Conditions of CAP Unit Award Granted to Employee (The `Participant') under The Bear Stearns Companies Capital Accumulation Plan for Senior Managing Directors," under which any such grants were awarded (the applicable "CAP Terms and Conditions Document") except as modified in this paragraph. Accordingly, if Employee executes and does not revoke and complies with this Agreement, Employee will be treated as if he was terminated without Cause under the Plan and therefore, in that event of compliance, all outstanding CAP and Earning Units with respect to which the Vesting Date has not occurred as of the date of the Resignation Date or Last Date (whichever is applicable) shall become fully vested 180 days after said Last or Resignation Date and then, in that event of compliance, all such vested units will be distributed in accordance with the regular CAP distribution schedules, such that distribution will occur each year through 2011 (distribution occurs for each tranche on or about the five year mark measured from the original award date). Employee will be credited with Earnings for Fiscal Year 2007 only through the last full month of employment. Similarly if Employee stays to Last Date, he will receive

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earnings for the full fiscal year 2007 and start to receive dividend treatment for the FY 2008 commencing December 1, 2007. The non-solicitation provision of the CAP Plan will be enforced but it will not be considered a violation of the terms of the CAP Plan (or Option Plans) for Employee to hire his executive secretary Sandra Collins.

      6. Employee made investments in the Firm's private equity "Employee Funds": Bear Stearns Health Innoventures Employee Fund and BSC Employee Funds I, IV, V, VII and VIII, which shall be treated as follows:

            Generally, the Employee Funds treat a departing employee as a retiree if the employee leaves as of a date as to which he then qualifies for retirement treatment; it is not an elective process.

            Employee remains subject to all the conditions of each Fund's limited partnership agreement and each Fund's subscription agreement as executed by the employee.

            Notwithstanding the foregoing, Bear Stearns hereby agrees that with respect to the non-competitive clauses of the Employee Funds during the period of retirement, the Firm agrees, that provided all other provisions are adhered to, the Firm will enforce non-competition only with regard to a position with a direct competitor, meaning that Employee cannot take a position as employee, partner, officer, director, consultant, contractor to or advisor for, a broker-dealer, a bank which provides investment advice or an investment bank; the Firm will waive its rights and allow competitive activity during the retirement period with a hedge fund.

      7. In the event there is a TBSCI 2007 PERFORMANCE COMPENSATION PLAN EXECUTIVE COMMITTEE POOL bonus paid to participants in the Executive Committee pool, Employee is eligible to receive a pro rata bonus for fiscal year 2007 ("FY 2007"), such pro rata fraction being 248/365 of the points allocation and formula agreed to by the Compensation Committee in February 2007, but also reflecting further any Executive Committee group negative discretion, noting that the Firm agrees not to exercise any negative discretion toward Employee solely. The Firm agrees to pay the bonus all in cash, without any component being payable in non-cash compensation. The bonus, if any, will be payable to Employee on FY 2007 bonus payday, anticipated to be January 2008, but in any event no later than February 15, 2008.

      8. Bear Stearns will deliver to Employee's attorneys who represented him in this employment matter, including but not limited to Jeffrey Liddle, Esq., of Liddle & Robinson, LLP, 800 Third Avenue, New York, New York 10022, a total amount capped at $38,000, subject to a filing of IRS

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Form 1099s reporting the income for the law firm(s) and Employee. Bear Stearns makes no representations or guarantees as to the tax consequences of the payment of the attorneys' fees amount. If it is determined by a taxing authority that these payments should have been considered wages, then Employee will be responsible for paying all amounts including but not limited to interest, penalties or costs, assessed against Bear Stearns and/or Employee as a result of such a determination. To the extent any such payment shall be made by Bear Stearns by check, the Firm must receive a written instruction from Employee regarding the payments with applicable bills from the relevant attorneys. Any billing attorney must provide an EIN number prior to payment with the attorney's bill. To the extent the employee directs payment to Liddle & Robinson, LLP, the Firm will use EIN #13-3226440. Any such payment will occur no sooner than two weeks after the Firm's receipt back of this Agreement, executed by the Employee (provided there is no revocation, as set forth above), and the Firm's receipt of all accompanying documentation for payment as noted herein.

      9. Employee will maintain those brokerage accounts at the Firm as required by law, rule, regulation or policy as long as he is an employee of the Firm, and Employee will maintain one or more brokerage accounts, at an appropriate commission rate, at Bear Stearns after Last Date or Resignation Date (whichever is applicable) through the last CAP distribution date in 2011 in order to facilitate the distribution of stock from the CAP Plans, with that one account being in Employee's sole name, with a signed customer agreement. It is agreed and understood that Employee may "ACAT" to another broker-dealer one or more managed account over which neither he nor a Bear Stearns employee exercises trading discretion, and that such transfer may have occurred prior to the execution date of this Agreement in which event Employee will take all necessary steps to ensure that Bear Stearns receives duplicate confirmations and account statements for all transactions, in compliance with Firm policy and industry rules applicable to employee accounts held away from the Firm, for as long as is required by law, rule, regulation or policy.

      10. A Form U-5 for Employee will be filed no later than thirty (30) days after the Last Date or Resignation Date and will select as choice "Other," and give the reason as "Mutual Agreement." Bear Stearns will provide Employee's counsel with a copy of the draft U-5 to review, in or about early December 2007. Should Bear Stearns become aware of facts that will affect this U-5 language, Bear Stearns will notify appropriate counsel for Employee and will endeavor to show draft U-5 language before filing, understanding that ultimately U-5 language is Firm drafted.

      11. During the Transition Period and after the Last Date or Resignation Date (as applicable), Bear Stearns will indemnify Employee as set forth under the terms of the Firm's

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indemnification policy or policies, its certificate of incorporation and its by-laws, including but not limited to Article VIII of the Certificate of Incorporation, the Executive Committee resolution of 2002 and the Minutes of the TBSCI Executive Committee of 2002. Further, the Firm will provide Employee with the standard "Advancement Agreement" for Employee to use in accordance with the terms of the Advancement Agreement if and when the Employee requires separate counsel from the Firm in connection with any investigation, arbitration, regulatory matters or litigation as it relates to Employee's activities and services provided as a Bear Stearns employee who was acting within the scope of his employment to the extent such Advancement Agreement would be available to him, per his role and activities at the Firm. Employee acknowledges and agrees that the indemnification and any advancement of funds by Bear Stearns to counsel selected at the appropriate time is conditioned upon Employee's cooperation with Bear Stearns (subject to reasonable business commitments) in such investigatory, regulatory, arbitration and/or litigation matters and with any and all regulatory authorities in connection with any investigation and proceeding. Indemnification shall be provided in accordance with applicable law. Employee's truthful testimony will not be construed as being in bad faith.

      12. Benefits. In the event Employee duly executes this Agreement, the Firm will provide Employee with the following:

            (a) Employee's group health benefits will continue pursuant to the terms of Bear Stearns plans, until the end of the month of Employee's last date of employment on the same terms and conditions as exist as of date of execution of this Agreement.

            (b) Thereafter, a COBRA notice will be issued to Employee.

            (c) Except as otherwise expressly provided in this Agreement, Employee will not be entitled to receive any benefits after the Resignation Date or Last Date (whichever is applicable). Bear Stearns will distribute or cause to be distributed at the earliest appropriate time to Employee, the accumulated benefits in such plans as Employee participated in, including ESOP, profit sharing, PAYSOP, 401-K and pension plans, each as may be applicable due to Employee's participation through the Last Date or Resignation Date, as applicable; any such distribution will be in accordance with each plan's customary method of distribution.

            (d) To the extent that Employee participated in the Officers Group Life Insurance Plan, the Firm will, to the extent permissible, continue participation through Resignation Date or Last Date, as applicable, and after Employee's participation ends, Employee will have the opportunity to

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convert group life insurance coverage to an individual life insurance plan. Bear
Stearns will forward notices to Employee as required with respect to continuation of life insurance coverage.

            (e) To the extent that Employee already has the Excess Umbrella Liability coverage offered to Senior Managing Directors (at their expense), the Firm agrees to arrange for Employee to be offered directly by the insurance provider the opportunity to continue such coverage after Resignation Date or Last Date, as applicable, at his expense at the rate then applicable for individuals not employed by the Firm.

      13. Notwithstanding any other provision of this Agreement, to the extent Employee has any outstanding financial obligations to the Firm, those obligations must still be met; such obligations may, by way of example, include unreimbursable AMEX usage, personal AirPass usage or outstanding loans. Any outstanding obligations can be satisfied by deduction, prior to payment, from the bonus payment detailed in paragraph 7 above, if not previously satisfied. In no event shall Employee be obligated to seek other employment by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment.

      14. To the extent Employee has unreimbursed business expenses, incurred through the Last Date or Resignation Date, whichever is applicable. Employee must immediately submit the expenses with all appropriate documentation; those expenses which meet the guidelines of the Firm will be reimbursed.

      15. Employee may purchase at a fair market value established by the Firm his moveable office furniture (not fixtures). Employee is responsible for taxes, if any, associated with his purchase.

      16. (a) During and after the Transition Period, Employee agrees to cooperate as reasonably requested by the Firm with reasonable notice. Employee will prepare and deliver all such letters, notices and documents as may be reasonably requested by the Firm in order to timely accomplish the resignation of officer positions and directorships and transition of exchange memberships and seat ownerships. Since Employee was a director and executive officer of The Bear Stearns Companies Inc. for a portion of FY2007, Employee agrees that as a part of his cooperation, he must provide information as requested by the Firm of its representatives for the preparation of proxies and Employee will complete execution of such documents as are necessary for corporate records including Waiver of Notice of Executive Committee meetings of July 23 and August 2, 2007 and execute Minutes of Executive Committee Meetings of June 15 and June 29, 2007. Subject to his reasonable business commitments,

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Employee agrees to the extent that the Firm requires his reasonable cooperation in connection with matters he worked on while employed with Bear Stearns, Employee shall cooperate with the Firm in said matters, including but not limited to internal investigations, the preparation and prosecution and/or defense, as case may be, of any and all litigation and arbitration actions, governmental inquiries and/or other legal and/or regulatory proceedings, provided that such cooperation is not illegal or unethical. Following Firm guidelines, Bear Stearns will pay all reasonable (non-legal) expenses (such as reimbursable travel and lodging expenses) incurred by Employee to the extent Employee travels within the Firm guidelines, including first class airfare. The Firm will not pay consulting, per diem, or professional fees for cooperation in such matters including for the period post Transition Period. The Firm understands that Employee may be out of town and traveling during the Transition Period, but both the Firm and Employee endeavor to cooperate with each other. In order to be IRS Section 409A compliant, an annual allowance may be set at a level which will reimburse the business expense and the six month deferral may apply.

            (b) To the extent Employee has records or other items either at or belonging to the Firm, whether hard copy or computer, he acknowledges that there may be outstanding subpoenas, and that no Firm document or other item may leave the Firm unless the Firm has an opportunity to review items. If the Firm elects to inventory such items, it may make such inventory of the items so that appropriate affidavits can be prepared indicating that all business records remained at the Firm, subject to its control. Arrangements with respect to this item can be made with Michael Solender or Barbara Bishop at 272-7850 or 272-2545, respectively. Employee will inform his assistants and secretaries of this clause so that they too retain business records at the Firm. In the event that Employee is a target or subject of a regulatory or other governmental proceeding relating to his employment at the Firm, or is a defendant in any civil litigation, arbitration or other proceeding, the Firm will make available to Employee and Employee's counsel in said matter, those documents of Employee which shall aid his defense and which are not covered by the work product doctrine or privilege including attorney-client privilege. The Firm will in good faith cooperate with Employee to assist his defense or response to any regulatory or other governmental, civil or criminal proceeding to the extent it is appropriate and ethical under the circumstances.

            (c) To the extent Employee may be formally deposed with respect to any Bear Stearns business matter, he will be prepared by the Firm or in accordance with his Advancement Agreement (if applicable) and he will be given the opportunity to review certain of his records and email which shall remain at the Firm or within its control, except he may not be given any material which is deemed by the Firm to be privileged or work product.

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            (d) Employee will preserve any and all business records which he has possession or control over and will instruct his assistants and secretaries to do the same.

            (e) If Employee is compelled to testify pursuant to a validly served subpoena (or its equivalent or like process) in any legal proceeding or by regulatory authority with respect to Bear Stearns business, Employee shall notify the Firm as soon as reasonably practical, but in no event later than five
(5) days before any response or testimony is due from Employee (or on Employee's behalf), of all subpoenas or requests for information and will advise the Firm of Employee's response thereto, if any.

            (f) (i) Given Employee's pledge of cooperation, it is agreed that the Firm will continue to employ Sandra Collins as an employee of the Firm through December 31, 2007 in order to assist Employee.

                  (ii) Employee will advise Collins of his confidentiality, non-disparagement, non-solicitation and cooperation obligations all as set forth herein so that she can be of assistance.

      17. To the extent that Employee maintained a Monterey Account, Employee may continue to make contributions to the account as long as he is an employee, but as of Last Date or Resignation Date, whichever is applicable, Employee may not withdraw funds from the Monterey Account but may continue to direct contributions from his Monterey Account to 501(c)3 public charities.

      18. Employee and the Firm each understand that neither this Agreement (or anything contained herein) nor the making of this Agreement is intended, and shall not be construed, as an admission that the Firm or the Employee, as applicable, has violated any federal, state or local law (statutory, decisional or common law), or any ordinance or regulation, or has committed any wrong whatsoever with respect to Employee or the Firm, as applicable, (including, but not limited to, breach of any contract, actual or implied). Both the Firm and the Employee deny that they have committed any such violation or wrongdoing whatsoever.

      19. (a) Employee acknowledges that the payments and other consideration provided in this Agreement exceed that to which Employee would otherwise be entitled under the normal operation of any benefit plan, policy or procedure of the Firm or under any previous agreement (written or oral) between Employee and the Firm. Employee further acknowledges that the agreement by Bear Stearns to provide the payments and other consideration pursuant to this Agreement beyond Employee's entitlement is conditioned upon Employee's release of all claims against Bear Stearns and Employee's compliance with all the terms and conditions of this Agreement. Furthermore, except as provided in

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this Agreement, Employee gives up Employee's right to individual damages in connection with any administrative or court proceeding with respect to any claim that has been waived herein, arising out of Employee's employment or separation from employment from the Firm and if Employee is awarded or accepts money damages, employee will assign to the Firm any right and interest to such money damages. This paragraph is subject to the provisions of paragraph 27 below.

            (b) The Firm represents that, as a further assurance, all approvals necessary to provide consideration in excess of entitlements have been appropriately approved, and where required, approved by the individuals, or by the Board of Directors, or by an appropriate committee, and, where required, those approvals are in writing in conformity with requirements of Firm and/or the necessary governing entities, and that any such writings required but not yet actually entered into shall, if appropriate, be executed "as of" the required date of approval.

      20. The Parties agree that, except as provided for herein, there shall be no other payments or benefits payable to Employee, including, but not limited to, salary, bonuses, commissions, finder's fees and/or other payments.

      21. Employee agrees as follows (the following provisions hereinafter collectively the "Confidentiality Covenant"):

            (a) Employee acknowledges and agrees that any non-public and/or proprietary information of the Firm and/or its clients disclosed to or prepared by Employee during Employee's employment remains confidential and may not be used and/or disclosed by Employee hereafter without the prior written consent of Bear Stearns, except as may be required by applicable law or legal process.

            (b) Employee agrees that in the event Employee is contacted by, or communicates with, the media in any form, including, but not limited to, any wire service, newspaper, magazine or web-based news service, with respect to Bear Stearns, its clients and/or customers, and/or Employee's conduct and/or employment at Bear Stearns, or with respect to any regulatory, litigation or arbitration matter with respect to Bear Stearns, its clients and/or customers, and/or Employee's conduct and/or employment at Bear Stearns. Employee, to the best of his ability, shall promptly contact Michael Solender of Bear Stearns Legal Department 212-272-7850 to provide the particulars of the contact, to the best of his ability in advance of commenting and/or responding to press inquiry. Employee agrees not to make any statements to the press on behalf of Bear Stearns.

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      22. Non Solicitation. In addition to any restrictive covenant Employee is subject to, pursuant to the terms and conditions of any Fund documents, plan or agreement (which covenants shall remain in full force and effect), Employee also agrees that in consideration for the payments and other consideration provided in this Agreement, Employee will not for a period of one (1) year after the Resignation Date or Last Date (whichever is applicable), either, directly or indirectly, (a) solicit any person who is employed by Bear Stearns (or who was employed by Bear Stearns within thirty (30) days of Employee's departure), or any person who consulted or was an independent contractor to Bear Stearns for a majority of his/her time, or a person known to employee to be under a significant recruitment effort to: (i) terminate his or her employment, consultancy, independent contractor relationship or interviewing with Bear Stearns; (ii) accept employment with anyone other than Bear Stearns or (iii) in any manner interfere with the employee's, consultant's, independent contractor's or candidate's business with Bear Stearns, or (b) hire away any such person as described in (a). (This paragraph is referred to hereinafter as the "Non-Solicitation Covenant.")

      23. For a period one (1) year from Last Date, Employee agrees not to disparage or encourage or induce others to disparage Bear Stearns (and any of its affiliates, officers and/or employees, or any of its transactions, methodologies, products, equipment or services) in any way, including but not limited to making any negative or derogatory statements in verbal, written, electronic or any other form about Bear Stearns, including, but not limited to, a negative or derogatory statement made in, or in connection with, any interview, article or book, on a website, in a chat room or via the Internet. It is also intended by this paragraph that Employee will not engage in conduct that is disparaging and therefore damaging or detrimental to Bear Stearns' on-going client relationships. Nothing stated herein however shall be construed to prohibit Employee from giving truthful responses and/or testimony in any legal or regulatory proceeding or inquiry. (This paragraph is referred to hereinafter as the "Non-Disparagement Covenant.")

            Bear Stearns will advise the current members of the Executive Committee (James Cayne, Alan Schwartz, Alan Greenberg, Sam Molinaro and Jeffrey Mayer), the current members of the Management and Compensation Committee (James Cayne, Alan Schwartz, Michel Peretie, David Glaser, Jeff Urwin, Thomas Marano, Craig Overlander, Peter Cherasia, Michael Alix, Jeff Mayer, Sam Molinaro, Steve Begleiter, Bruce Lisman, Steve Meyer and Robert Steinberg), Wendy de Monchaux, Eli Wachtell, Elizabeth Ventura, Russell Sherman, Michael Solender and Jeff Farber not to disparage Employee nor to induce others to disparage Employee in any way, including but not limited to making any negative or derogatory statements in verbal, written, electronic or any other form about Bear Stearns, including, but not limited to, a negative or derogatory statement made in, or in connection

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with, any article or book, on a website, in a chat room or via the Internet for one (1) year from Last Date (or Resignation Date, if earlier). Nothing stated herein however shall be construed to ever prohibit Bear Stearns persons from giving truthful responses and/or testimony in any legal or regulatory proceeding or inquiry.

      24. Employee is bound by a garden leave provision which requires a written notice of 90 days which the Firm hereby elects to waive. Employee agrees, however, to give the Firm five (5) business days notice of intention to resign if before Last Date.

      25. Arbitration.

            (a) The Parties specifically and knowingly and voluntarily agree to an arbitration clause so that with respect to any controversy, dispute or claim which has arisen or should arise in connection with Employee's employment, the cessation of Employee's employment or in any way related to the terms of this Agreement, the Parties agree to arbitrate any and all such controversies, disputes and claims before a neutral panel of the Financial Industry Regulatory Authority ("FINRA") (pursuant to its rules, including those related to discovery), at a hearing site located in New York, New York. In the event FINRA declines jurisdiction in connection with any such matter, the Parties agree instead to arbitration to be administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness at a JAMS hearing site in New York, New York. In the course of any arbitration pursuant to this Agreement, Employee and the Firm agree (i) to request that a written award be issued by the panel and (ii) that each side is entitled to receive any and all relief it would be entitled to receive in a court proceeding. The Parties knowingly and voluntarily agree to enter into this arbitration clause and to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that Employee and Bear Stearns each agrees that each Employee and Bear Stearns has the right to seek injunctive or other equitable relief from a court to enforce the Confidentiality, Non-Solicitation and Non-Disparagement Covenants herein. This is intended to be both a post-dispute and pre-dispute arbitration clause.

            (b) The Parties' agreement to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, and any other federal, state or local law relating to discrimination in

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employment and any claims relating to wage and hour claims and any other statutory or common law claims.

      26. Reference checks will be directed to Alan Schwartz.

      27. Employee realizes there are many laws and regulations prohibiting employment discrimination, or otherwise regulating employment or claims related to employment pursuant to which Employee may have rights or claims. By this Agreement, Employee intends to release the Firm and the other persons and entities covered by the General Release, and to waive Employee's right to assert against any of them, all such claims and all claims for discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, leave of absence, medical condition, disability or handicap (as defined by the Americans with Disabilities Act, or any other state or local law), age or any other unlawful discrimination under any federal, state or local statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; the Pregnancy Discrimination Act; the National Labor Relations Act, as amended; 42 U.S.C. ss. 1981; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act; the New York State and City Human Rights Laws; the New York Labor Law; and other federal, state and local human rights, fair employment and other laws. Employee further intends to release the Firm and the other persons and entities covered by the General Release, and to waive Employee's right to assert against any of them, all claims for other wrongful or tortious conduct, including but not limited to breach of implied or express contract; breach of promise; misrepresentation; negligence; fraud; estoppel; defamation; intentional or negligent infliction of emotional distress; loss of consortium; violation of public policy; wrongful or constructive discharge; any other employment-related tort or any claim under any federal, state, territorial or local statute or ordinance relating to employment, including any law relating to "whistleblowers," or any claim similar to any of the foregoing. Employee further intends to release the Firm and waive any claims or damages of any nature or kind arising in connection with any of the foregoing or otherwise, including without limitation, all actual, special, liquidated, compensatory, punitive and all other kinds of damages recognized at law or in equity, and any claim for attorneys' fees, expenses or costs, based upon any conduct, acts or omissions, that Employee now has, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, from the beginning of time up to and including the date Employee signs this Agreement. Employee, however, does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. Notwithstanding the foregoing, Employee's waiver and release shall not extend to
(i) any rights, remedies or claims Employee may have in enforcing the terms of the Agreement; (ii) any rights Employee may have to receive vested amounts under Bear Stearns' ESOP, profit sharing, PAYSOP, 401-K, and/or pension plans; (iii) Employee's rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); (iv) any rights Employee may have by law to initiate or participate in an investigation or proceeding conducted by the EEOC or a comparable state or local agency, although no damages may be obtained that are not assigned over to the Firm per paragraph 19 of this Agreement; (v) Employee's eligibility for indemnification in accordance with applicable laws, the certificate of incorporation and/or by-laws of Bear Stearns, under this Agreement or under any other agreement, policy or otherwise;
(vi) any right Employee may have to obtain contribution as permitted by law in the event of entry of judgment against Employee as a result of any act or failure to act for which Employee and Bear Stearns are jointly liable; and (vii) any rights or claims that may not be lawfully released and/or waived.

      28. This Agreement shall be deemed to have been made within the County of New York, State of New York, and shall be interpreted and construed and enforced in accordance with the laws of the State of New York without regard to its conflict of laws provision.

      29. (a) Employee acknowledges that he has been advised to consult with the attorneys of his choice prior to executing this Settlement and Release. Employee also acknowledges that he has had the opportunity to consult with said counsel in connection with this Settlement and Release, and that Employee and his counsel have had an adequate opportunity to review this Settlement and Release before its execution, and was given a period of twenty-one (21) days to consider the Agreement. Employee is permitted, at Employee's discretion, to return the Agreement prior to the expiration of this 21-day period. Employee acknowledges that in signing this Agreement, Employee has relied only on the promises written in this Agreement, and not on any other promise made by the Firm or any other entity or person. Employee has seven (7) days after signing this Agreement to revoke this Agreement. Employee may revoke this Agreement by delivering written notice of such revocation within the requisite seven (7) day period to Bear Stearns in care of Michael Solender at the following address:
Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179. In the event Employee does not accept this Agreement as set forth above, this Agreement, and all of the obligations contained herein, shall be deemed automatically and immediately null and void.

            (b) Any notices given, or required to be given under this Agreement shall be made by overnight mail and email to:

      If to Bear Stearns:

            Michael Solender
            General Counsel
            Bear, Stearns & Co. Inc.
            383 Madison Avenue
            New York, NY 10179
            Email: msolender@bear.com and

      If to Employee:

            Warren Spector, at the most recent address on file at the Firm With copies to:

            Jeremy L. Goldstein
            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, NY 10019-6150
            Email: jlgoldstein@wlrk.com

      30. Employee represents that Employee has not filed any complaints, charges, or claims against Bear Stearns with any local, state or federal agency or court, or with any other forum.

      31. On or before Resignation Date or Last Date, Employee agrees to return any Bear Stearns property no matter where located including, but not limited to, Bear Stearns I.D. card, corporate credit card, "Secure I.D." computer card, keys, laptop computer, computer disks, all other computer equipment/accessories and any and all written and/or electronic material prepared in the course of employment at Bear Stearns. With respect to desk top computers located in New York, Martha's Vineyard and Florida, Employee will allow Bear Stearns to remove Bear Stearns (i.e. work related) material and applications, but the actual desktop equipment need not be returned to the Firm. Employee will cooperate with the Firm in the conversion of billing for services if applicable, from the Firm to the Employee's personal account.

      32. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, Employee and Bear Stearns agree that the court or other appropriate decision-making authority making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. In the event that any court or other appropriate decision-making authority determines that the time period or the area, or both, are unreasonable and that any of the covenants are to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall nonetheless survive and be enforced to the fullest extent permitted by law.

      33. Except as otherwise expressly provided herein, this Agreement and Release, together with the General Release, constitutes the entire agreement between the Parties as to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, on said matters. This Agreement may not be modified or changed, except in a written agreement signed by both Parties.

      34. This Agreement shall be binding upon each of the Parties and their successors, heirs and representatives.

      35. The unenforceability or invalidity of any provision or provisions of this Settlement and Release shall not render any other provision or provisions hereof unenforceable or invalid.

      36. The Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

      37. Employee is responsible for his own tax payments and takes responsibility for his aspect of this Agreement's compliance with Internal Revenue Service Code section 409A. Neither the Firm nor its employees or representatives shall have liability to the Employee with respect to any additional taxes that the Employee may be subject to in the event that any amounts under this Agreement are determined to violate the Code including
Section 409A.

      Employee has read this Agreement, and understands all of its terms. Employee enters into and signs this Agreement knowingly and voluntarily with full knowledge of what it means. Employee understands that Employee has twenty-one (21) days to consider this Agreement and return it to Michael Solender, Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179. Employee also understands that Employee has seven (7) days to revoke this Agreement in writing after Employee signs it. Employee understands that a revocation will become effective only if Employee furnishes Bear Stearns with written notice to Michael Solender, Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, within such seven (7) day period.

      This Agreement will not become effective or enforceable until Bear Stearns' receipt back of Employee's executed Agreement and the expiration of the seven (7) day revocation period provided Employee has not validly revoked this Agreement.

/s/ Warren Spector                       November 15, 2007
------------------------------           ------------------------------
Employee Signature                       Date

Warren Spector
------------------------------
Employee Name (Print)


BEAR, STEARNS & CO. INC.

By: /s/ Alan Schwartz                    November 15, 2007
   ---------------------------           ------------------------------
   Alan Schwartz                         Date

CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE. BY SIGNING THIS GENERAL RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.
                                 GENERAL RELEASE
                                 ---------------

      Warren Spector ("Employee") understands and, of Employee's own free will, enters into this General Release.

      In consideration of the payments, benefits, agreements and other consideration to be provided by Bear Stearns as described in the agreement of which this General Release is a part (such agreement and this General Release, together, the "Agreement"), Employee, for Employee's self and for Employee's heirs, executors, administrators and their respective successors and assigns, HEREBY RELEASES AND FOREVER DISCHARGES, to the maximum extent permitted by law, Bear, Stearns & Co. Inc., its parent corporations, stockholders, subsidiaries, affiliates, divisions, successors and assigns, their respective current and former officers, directors, employees, agents, employee benefit plans and plan administrators, whether as individuals or in their official capacity, and each of their respective successors and assigns of and from all or any manner of actions, causes and causes of action, suits, debts, obligations, damages, complaints, liabilities, losses, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments and expenses (including attorneys' fees and costs), extents, executions, claims and demands whatsoever at law or in equity ("claims"), specifically including by way of example but not limitation, any and all claims for discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, leave of absence, medical condition, disability or handicap (as defined by the Americans with Disabilities Act, or any other state or local law), age or any other unlawful discrimination under any federal, state or local statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; the Pregnancy Discrimination Act; the National Labor Relations Act, as amended; 42 U.S.C. ss. 1981; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act; the New York State and City Human Rights Laws; the New York Labor Law; and other federal, state and local human rights, fair employment and other laws; and any and all claims for other wrongful or tortious conduct, including but not limited to breach of implied or express contract; breach of promise; misrepresentation; negligence; fraud; estoppel; defamation; intentional or negligent infliction of emotional distress; loss of consortium; violation of public policy; wrongful or constructive discharge; any other employment-related tort or any claim under any federal, state, territorial or local statute or ordinance relating to employment, including any law relating to "whistleblowers," or any claim similar to any of the foregoing; and any and all claims for damages of any nature or kind arising in connection with any of the foregoing or otherwise, including without limitation, all actual, special, liquidated, compensatory, punitive and all other kinds of damages recognized at law or in equity, and any claim for attorneys' fees, expenses or costs, based upon any conduct, acts or omissions, that Employee now has, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, from the beginning of time up to and including the date Employee signs this Agreement. Employee, however, does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. Notwithstanding the foregoing, Employee's waiver and release shall not extend to (a) any rights, remedies, or claims Employee may have in enforcing the terms of the Agreement; (b) any rights Employee may have to receive vested amounts under Bear Stearns' ESOP, profit sharing, PAYSOP, 401-K and/or pension plans; (c) Employee's rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); (d) any rights Employee may have by law to initiate or participate in an investigation or proceeding conducted by the EEOC or a comparable state or local agency, although no damages may be obtained that are not assigned over to the Firm per paragraph 19 of this Agreement; (e) Employee's eligibility for indemnification in accordance with applicable laws, the certificate of incorporation and/or by-laws of Bear Stearns, under this Agreement or under any other agreement, policy or otherwise; (f) any right Employee may have to obtain contribution as permitted by law in the event of entry of judgment against Employee as a result of any act or failure to act for which Employee and Bear Stearns are jointly liable; and (g) any rights or claims that may not be lawfully released and/or waived. Employee takes this action fully aware of Employee's rights arising under the laws of the United States (and any state or local governmental entity thereof) and voluntarily waives and releases all such rights or claims under these or other laws, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. The provisions of any laws providing in substance that releases shall not extend to claims which are at the time unknown to or unsuspected by the person executing such release, are hereby waived.

      Employee represents that Employee has been advised to and has had an opportunity to consult with an attorney of Employee's choosing (at Employee's expense) before signing this Agreement, and was given a period of twenty-one
(21) days to consider this Agreement. Employee is permitted, at Employee's discretion, to return the Agreement prior to the expiration of this 21-day period. Employee has relied only on the promises written in the Agreement, and not on any other promise made by Bear Stearns or any other entity or person. Employee has seven (7) days after signing this Agreement to revoke this Agreement. Employee may revoke this Agreement by delivering written notice of such revocation within the requisite seven (7) day period to Bear Stearns in care of Michael Solender at the following address: Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179.

      Employee has read this Agreement, understands it, and enters into it knowingly and voluntarily.

      The Agreement will not become effective or enforceable until Bear Stearns' receipt of Employee's executed Agreement and the expiration of the seven (7)-day revocation period provided Employee has not validly revoked this Agreement.


      /s/ Warren Spector                       November 15, 2007
      ------------------------------           ------------------------------
      Employee Signature                       Date

      Warren Spector
      ------------------------------
      Employee Name (Print)